Exhibit 99.2

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., Chief Financial Officer

                (860) 928-6501

PSB Holdings, Inc. Reports Earnings

for Three and Nine Months Ended March 31, 2005

PUTNAM, CT, April 15, 2005 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $553,000 for the quarter ended March 31, 2005 versus net income of $410,000 for the quarter ended March 31, 2004, an increase of $143,000 or 34.9%.  For the nine months ended March 31, 2005, net income totaled $699,000 including a one-time expense of $1.235 million to establish and fund a new Putnam Savings Foundation, as compared to $1,160,000 for the nine months ended March 31, 2004.  Excluding the charge for the charitable foundation, net income would have been $1,515,000 for the nine months ended March 31, 2005, an increase of $355,000 or 30.6 % over net income for the nine months ended March 31, 2004.

“While there is increasing pressure on margins in this changing interest rate environment, we are especially pleased that our market strategies have had a positive effect on our earnings,” noted President and Chief Executive Officer Bob Cocks. “In particular, our commercial loan portfolio has made a significant impact on our overall yields.”

Net interest income for the quarter increased by $473,000, or 24.5%, to $2.4 million from $1.9 million for the quarter one year ago. This increase was primarily due to the growth in average earning-assets to $321.7 million for the three months ended March 31, 2005 from $244.1 million for the three months ended March 31, 2004.  The provision for loan loss was $72,000 for the quarter ended March 31, 2005 as compared to $15,000 for the quarter ended March 31, 2004. This was primarily due to an increase in total loans of $11.2 million during the most recent quarter. Noninterest income for the quarter ended March 31, 2005 was $314,000, an increase of $35,000 from the quarter ended March 31, 2004. Noninterest expense for the quarter ended March 31, 2005 was $1.9 million, an increase of $270,000 from the quarter ended March 31, 2004.

Net interest income for the nine months ended March 31, 2005 increased by $1.3 million or 22.7% over the nine months ended March 31, 2004. This increase was primarily due to the growth in average interest-earning assets to $305.2 million for the nine months ended March 31, 2005 from $237.4 million for the nine months ended March 31, 2004.  The provision for loan loss was $120,000 for the nine months ended March 31, 2005 as compared to $45,000 for the nine months ended March 31, 2004.  This was primarily due to an increase in total loans of $25.4 million since March 31, 2004.  Noninterest income for the nine months ended March 31, 2005 was $842,000, a decrease of $60,000 from the nine months ended March 31, 2004.  Noninterest expense for the nine months ended March 31, 2005 was $6.7 million, an increase of  $1.9 million over the nine months ended March 31, 2004, reflecting the $1.235 million expense to establish the new Putnam Savings Foundation.  Excluding the charitable foundation expense, noninterest expense for the nine months ended March 31, 2005 would have been $5.4 million, an increase of $687,000 over the same period ended March 31, 2004.

The Company’s total assets increased by $52.5 million, or 18.8%, to $331.7 million at March 31, 2005 from $279.2 million at June 30, 2004.  The growth in assets reflected approximately $29.0 million raised in the Company’s recently completed minority stock offering and an increase in deposits of $24.0 million.  As a result of these increases, investment securities grew by $25.8 million, or 20.8%, and total loans increased by $22.5 million, or 16.4%.  The nine month increase in total loans reflected the continued strong performance by the Company’s Business Banking Group.  The commercial loan portfolio increased by $5.6 million or 22.8%, and the residential loan portfolio grew by $16.9 million or 15.1%. Total deposits were $228.2 million at March 31, 2005, an increase of $24.0 million or 11.7% over total deposits at June 30, 2004.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its four offices located in Putnam, Pomfret Center, Danielson and Plainfield, Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Stock Market under the symbol PSBH. Investor information is available on Putnam Savings Bank’s web site at www.putnamsavings.com.

Statements contained in this news release that, are not historical facts, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

	Statistical Summary
	(Unaudited)
	(dollars in thousands)
	As of March 31,	As of June 30,
	2005	2004
Assets
Cash and due from banks	$6,543	$5,327
Federal Funds Sold	$3,450	$2,100
Total Cash and cash equivalents	$9,993	$7,427
Investment securities, at fair value	$149,903	$124,092
Federal Home Loan Bank stock, at cost	$3,151	$2,774
Loans	$159,757	$137,238
Less: Reserve for loan loss	$(1,416)	$(1,285)
Net Loans	$158,341	$135,953
Premises and Equipment	$4,552	$4,110
Other Real Estate Owned	$—	$—
Other Assets	$5,765	$4,829
Total Assets	$331,705	$279,185

Liabilities and Capital
Non-interest bearing deposits	$24,468	$25,059
Interest bearing deposits	$203,788	$179,223
Total deposits	$228,256	$204,282
Repurchase Agreements	$874	$790
FHLB Borrowings	$49,280	$49,450
Other liabilities	$1,481	$1,361
Total Liabilities	$279,891	$255,883
Total Capital	$51,814	$23,302
Total Liabilities and Capital	$331,705	$279,185

	Three Months Ended		Nine Months Ended
Income Statement	03/31/05	03/31/04	03/31/05	03/31/04
Interest and dividend income	$3,812	$3,066	$10,859	$9,054
Interest expense	$1,406	$1,133	$4,069	$3,522
Net interest and dividend income	$2,406	$1,933	$6,790	$5,532
Provision for loan losses	$72	$15	$120	$45
Net Interest income after provision for loan loss	$2,334	$1,918	$6,670	$5,487
Non-interest income	$314	$279	$842	$902
Non-interest expense	$1,876	$1,606	$6,661	$4,738
Income before taxes	$772	$591	$851	$1,651
Provision for taxes	$219	$181	$152	$491
Net Income	$553	$410	$699	$1,160